Exhibit 10.2

*CONFIDENTIAL TREATMENT REQUESTED.
CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY
WITH THE SECURITIES AND EXCHANGE COMMISSION.

MTS ONDEMAND® SALES AND LICENSE AGREEMENT

Between:	And:
MTS Medication Technologies, Inc.	Omnicare, Inc.
a Delaware corporation	a Delaware corporation
2003 Gandy Boulevard North, Suite 800	1600 RiverCenter II, 100 East River Center Blvd.
St. Petersburg, Florida 33702	Covington, Kentucky 41011
Telephone No. (727) 576-6311	Telephone No. (859) 392-3300
Hereinafter referred to as "MTS"	Hereinafter referred to as "Customer"

1.	TERMS AND CONDITIONS. In consideration of the mutual covenants and agreements hereinafter set forth, MTS and Customer agree that MTS shall sell to Customer the OnDemand Express II and OnDemand AccuFlex machines (“Machines”), and MTS shall license to Customer the related systems (“Licensed Technology”) and certain software (“Licensed Software”) (collectively, the Licensed Technology and Licensed Software, the “Licensed Products”), including components and related items set forth on Addendum A (collectively, the Machines and all Licensed Products are separately defined in Addendum A as the “ODE II System” and as the “AccuFlex System” and are collectively referred to as the “OnDemand System” or as the “OnDemand Systems”), subject to the terms and conditions set forth in this Sales and License Agreement, Addendum A (Pricing and Payment Terms), Addendum B (Maintenance Terms and Conditions), Addendum C (Performance Objectives and Specifications), Addendum D (Installation and Training), and Addendum E (Delivery Schedule) (collectively, the “Agreement”).

2.	PRICING AND PAYMENT TERMS. See Addendum A for pricing and payment terms. Notwithstanding Addendum A, if, at any time prior to the one (1) year anniversary after the date on which the last ODE II System is delivered to Customer, MTS enters into a binding commitment to sell an ODE II System (or any replacement, variant or subsequent version thereof) to another customer for less than Purchase Price (as hereinafter defined) (taking into account similar volumes, length of commitment, terms and conditions, mix of products and services and installation costs) in Addendum A, MTS shall notify Customer in writing of such fact including the details of such more favorable pricing and this Agreement shall be deemed automatically modified to reduce the price of all ODE II Systems Customer purchases or has purchased hereunder to the more favorable price, and within thirty (30) days of the date of the binding commitment by MTS to sell such system(s) on more favorable pricing, MTS shall pay a refund to Customer in the amount of the price differential for each ODE II System to the extent that the Customer has already paid MTS for such systems, but this Agreement will otherwise be unchanged.

3.	DELIVERY. MTS shall deliver the OnDemand Systems to Customer on a priority basis and no later than the dates specified in the Delivery Schedule set forth in Addendum E. Notwithstanding the Delivery Schedule, MTS shall make reasonable efforts to deliver the OnDemand Systems earlier than the delivery dates listed in Addendum E, where possible provided that the foregoing shall not require MTS to incur any material additional costs in order to do so. MTS shall not deliver any ODE II Systems (or any replacement, variant or subsequent versions thereof) to other customers until all of the ODE II Systems being purchased by Customer hereunder have been delivered to Customer. For each ODE II System that is delivered by MTS more that two (2) weeks after the delivery date designated in Addendum E, MTS will pay to Customer a late delivery fee equal to the sum of [*]% of the Purchase Price of the delayed system for each week after the designated delivery date, as may be revised in accordance with this Agreement, until the ODE II System is delivered to Customer in accordance with the terms of this Agreement. The late fee set forth above shall not be payable by MTS as a result of delays in delivery of a system that are caused by Customer’s failure to meet its obligations under this Agreement and through no fault of MTS. This late delivery fee shall constitute Customer’s sole remedy and MTS’ exclusive liability with respect to a late delivery and will be capped at [*]%of the Purchase Price for each late ODE II System, and payment shall be made to Customer within thirty (30) days following the date MTS incurs such fee. In the event delivery, installation or training for any ODE II System is delayed as a result of Customer’s failure to meet its obligations under this Agreement and through no fault of MTS and such delay will impact MTS’s ability to meet future delivery deadlines, the parties shall mutually revise the delivery schedule for future deliveries of ODE II Systems in a manner which reasonably takes into account such delay.

4.	DEPOSIT. In accordance with Addendum A, Customer shall pay to MTS (i) within 30 days of the Agreement Date, a deposit in the amount of 33% of the Purchase Price for the first five (5) ODE II Systems and for the first three (3) AccuFlex Systems (the “First Deposit”), (ii) (A) within 30 days after MTS delivers to Customer the fifth (5th) ODE II System, a deposit in the amount of 33% of the Purchase Price for the next five (5) ODE II Systems, and (B) within 30 days after MTS delivers to Customer the third (3rd) AccuFlex System, a deposit in the amount of 33% of the Purchase Price for the next three (3) AccuFlex Systems (the “Second Deposit”), and (iii) (A) within 30 days after MTS delivers to Customer the tenth (10th) ODE II System, a deposit in the amount of 33% of the Purchase Price for the remaining six (6) ODE II Systems, and (B) within 30 days after MTS delivers to Customer the sixth (6th) AccuFlex System, a deposit in the amount of 33% of the Purchase Price for the remaining two (2) AccuFlex Systems (the “Third Deposit”and, together with the First Deposit and the Second Deposit, collectively, the “Deposit”). The Deposit will be applied towards the payments required under the Agreement. MTS shall maintain the Deposit in a segregated, interest-bearing account, and shall only use the Deposit to cover out-of-pocket expenses incurred in connection with production of the OnDemand Systems for Customer. All accrued interest in such account shall be paid to Customer on a quarterly basis. In the event delivery, installation or training for any OnDemand System is delayed as a result of Customer’s failure to meet its obligations under this Agreement and through no fault of MTS, then payments will be based on the original delivery schedule in Addendum E and the payment schedule in Addendum A.

5.	SYSTEM MAINTENANCE. MTS shall provide maintenance services for each OnDemand System in accordance with Addendum B starting on the date of Acceptance (as defined in Section 6.3), provided that Customer timely pays the maintenance fees specified in Addendum B during the Initial Maintenance Term (as defined in Addendum B) and each Renewal Maintenance Term (as defined in Addendum B).

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.	PERFORMANCE DEMONSTRATION; INSTALLATION AND TRAINING; ACCEPTANCE.

6.1	Performance Demonstration. Prior to the delivery of the first ODE II System and the first AccuFlex System, MTS shall conduct a performance test of each system at its facility at a mutually agreed upon time on a day not less than five (5) days after MTS provides written notice to Customer (unless Customer agrees to an earlier date), which test shall consist of thirty (30) consecutive minutes of running time. During the performance test, (i) the ODE II System must accurately fill cards at a rate of at least [*] cards per minute, or at least [*] cards accurately produced in the 30 consecutive minute period, and (ii) the AccuFlex System must accurately fill cards at a rate of at least [*] cards per minute, or a total of at least [*] cards accurately produced in the 30 consecutive minute period. A representative of Customer will observe each performance test and validate that each of the first ODE II System and AccuFlex System has met the minimum performance standards set forth in this Section 6.1 prior to MTS delivering the OnDemand Systems to Customer; provided, however, if Customer elects not to observe said testing, or is not present at the MTS facility at the mutually agreed testing time, then Customer shall be deemed to have waived its observation right, in which case MTS shall certify the test results and deliver to Customer such results (which must meet the minimum performance standards set forth in this Section 6.1) prior to MTS delivering the OnDemand Systems to Customer.

6.2	Installation and Training. MTS shall install the OnDemand Systems and provide training in the use and operation of the OnDemand Systems in accordance with Addendum D. See Addendum D for the terms and conditions regarding the installation of the OnDemand Systems and training. MTS shall commence installation and training of each OnDemand System promptly following delivery, but in any event within fifteen (15) days of delivery, unless Customer requests in writing otherwise.

6.3	Acceptance of the OnDemand Systems.

a.	If, within

(i)	sixty (60) days after the conclusion of the installation and training for each of the first three (3) ODE II Systems delivered to Customer (the sixty (60) day period shall be referred to as the “First Phase” and together with the two thirty (30) day cure periods described below shall be defined as the “First Acceptance Period”), or

(ii)	forty-five (45) days after the conclusion of the installation and training for the next (7) ODE II Systems and for the first four (4) AccuFlex Systems delivered to Customer (the forty-five (45) day period shall also be referred to as the “First Phase” and together with the thirty (30) and fifteen (15) day cure periods described below shall be defined as the “Second Acceptance Period”), or

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(iii)	thirty (30) days after the conclusion of the installation and training for the last six (6) ODE II Systems and for the last four (4) AccuFlex Systems delivered to Customer (the thirty (30) day period shall also be referred to as the “First Phase” and together with the two fifteen (15) day cure periods described below shall be defined as the “Third Acceptance Period” and, together with the First Acceptance Period and the Second Acceptance Period, collectively, the “Acceptance Period”), each respective OnDemand System meets the Material Specifications (as defined in Section 1 of Addendum B) applicable to such system, as reasonably determined by Customer, Customer shall accept each such respective OnDemand System and promptly communicate its acceptance thereof to MTS in writing (“Acceptance”).

b.	If, by the end of the applicable First Phase, Customer reasonably determines that an OnDemand System fails to meet the Material Specifications applicable to such system, Customer shall (1) promptly notify MTS in writing of such failure, and (2) specify in reasonable detail the nature and extent of such failure (a “Non-Performance Notice”). MTS shall have an additional thirty (30) day period to repair or modify such non-performing OnDemand System for any OnDemand Systems subject to the First Acceptance Period and the Second Acceptance Period and an additional fifteen (15) day period to repair or modify such non-performing OnDemand System for any OnDemand Systems subject to the Third Acceptance Period (the “First Cure Period”). If, within the applicable First Cure Period, a non-performing OnDemand System is repaired or modified so that it meets the Material Specifications applicable to such system, as reasonably determined by Customer, Customer shall accept each such respective OnDemand System and promptly communicate its acceptance thereof to MTS in writing (also “Acceptance”).

c.	If, by the end of the applicable First Cure Period, Customer has not Accepted the OnDemand System, Customer and MTS may agree to extend the Acceptance Period for an additional thirty (30) day period to repair or modify such non-performing OnDemand System for any OnDemand Systems subject to the First Acceptance Period, and an additional fifteen (15) day period to repair or modify such non-performing OnDemand System for any OnDemand Systems subject to the Second Acceptance Period or the Third Acceptance Period (the “Second Cure Period”). If Customer and MTS do not agree to a Second Cure Period within five (5) days after the end of the applicable First Cure Period, then within ten (10) days after the end of the applicable First Cure Period, Customer may, as its sole remedy, elect to either (i) by written notice to MTS, reject such OnDemand System and thereafter receive a full refund of the Purchase Price (including any Deposits held by MTS), or (ii) by written notice to MTS, communicate its Acceptance of such OnDemand System (as it is then-operating); provided, however, if the parties do not agree to a Second Cure Period and Customer has not properly rejected it, an OnDemand System shall be deemed to be “Accepted” if Customer does not provide written notice within ten (10) days after the end of the applicable First Cure Period. If, within the Second Cure Period, a non-performing OnDemand System is repaired or modified so that it meets the Material Specifications applicable to such system, as reasonably determined by Customer, Customer shall accept each such respective OnDemand System and promptly communicate its acceptance thereof to MTS in writing (also “Acceptance”).

d.	If, at the end of any agreed to Second Cure Period, Customer has not Accepted the OnDemand System, Customer may, as its sole remedy, elect to either (i) by written notice to MTS, reject such OnDemand System and thereafter receive a full refund of the Purchase Price (including any Deposits held by MTS), or (ii) by written notice to MTS, communicate its Acceptance of such OnDemand System (as it is then-operating). An OnDemand System shall be deemed to be “Accepted” effective upon the last day of the applicable Acceptance Period if Customer has not previously: (A) Accepted the OnDemand System in accordance with this Agreement; or (B) rejected the OnDemand System in accordance with Section 6.3(d)(i) above. Once accepted, an OnDemand System may not be subsequently rejected.

6.4	Replaced Components. Any of the Licensed Product components which are replaced will be subject to the same terms and conditions, including, but not limited to the terms and conditions specified in Section 10, as the original Licensed Products, and any repaired or replacement part of the OnDemand Systems shall be warranted on the terms and conditions in this Agreement.

6.5	Returns. Disassembly, packing and shipping of all OnDemand Systems (or portions thereof) properly rejected and returned to MTS pursuant to the terms of this Agreement, shall be the responsibility of MTS. Customer shall make access to any such OnDemand System reasonably available to MTS during the normal business hours of Customer. All such disassembly, packing and shipping shall be at the sole cost and expense of MTS.

6.6	Purchase Price Defined. The “Purchase Price” is defined as the ODE Per Unit Price or the AccuFlex Per Unit Price, as the case may be (each as defined in Addendum A).

7.	RISK OF LOSS; TITLE. Other than damage or loss caused by MTS during installation of each OnDemand System, risk of damage to, or loss of, each OnDemand System shall pass to Customer upon delivery. Title to the Machines shall not pass to Customer until Customer’s Acceptance of the OnDemand System. Ownership of and Customer’s right to use the Licensed Products are specified in Section 10.

8.	WARRANTY.

8.1	Representations and Warranties. Each party hereby represents and warrants to the other party that such party has all requisite power and authority to carry on its business as it is presently being conducted, to enter into this Agreement, and to carry out and perform the terms and provisions of this Agreement. MTS hereby represents and warrants to Customer that MTS (i) is the owner and has good and valid title or is the authorized licensee of improved and proprietary know-how for filling and sealing medication into single and multi-dose blister packs (punch cards) (“Technology”), and (ii) has good and valid title to or has the right to license the Licensed Products to Customer and sell the OnDemand Systems. Furthermore, MTS hereby represents and warrants to Customer as of the Agreement Date that (a) there is no action, suit or legal proceeding with respect to the intellectual property relating to the OnDemand System (collectively, “Litigation”) presently pending to which MTS is a party (either as a plaintiff or defendant), nor has any such Litigation been pending at any time during the past five (5) years, before any court or governmental agency, authority or body or arbitrator except as described in Exhibit 1 to this Agreement, and (b) to the best knowledge of MTS, there is no Litigation threatened against MTS involving the OnDemand Systems. These representations and warranties shall survive the execution of this Agreement and the consummation of the transactions contemplated herein until such time as this Agreement or the licenses granted herein are terminated or expire.

8.2	Warranty Disclaimer. THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE THE SOLE AND EXCLUSIVE WARRANTIES FOR THE ONDEMAND SYSTEMS AND NO OTHER WARRANTY, EXPRESS OR IMPLIED, WILL APPLY. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THE AGREEMENT, MTS SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Without limiting the generality of the foregoing, MTS shall have no responsibility for the adequacy or performance, or the failure to perform, of any third party hardware, software, disposables or services not procured, authorized or installed by MTS, and MTS makes no representation or warranty hereunder with respect to any such hardware, software, disposables or services. The warranties set forth in this Agreement are valid only in the continental United States.

8.3	Limitations on Liability of MTS. MTS’s total liability in contract, tort (including negligence or breach of statutory duty) or otherwise, arising in connection with the performance or contemplated performance of this Agreement shall be limited to an amount equal to the sum of the Purchase Price paid to and retained by Customer for the OnDemand Systems. MTS shall not be liable to Customer for any special, indirect, incidental, punitive, reliance, exemplary or consequential loss or damage or for loss of profit, loss of business, depletion of goodwill or similar loss or costs, expenses or other claims for any such loss whatsoever (whether or not caused by the negligence of MTS, its employees, agents or sub-contractors) which arise out of or in connection with this Agreement. Notwithstanding anything to the contrary set forth in this Section 8.3, MTS’s liability shall not be limited with respect to (i) any breach of the representations and warranties set forth in Section 8.1 hereof, (ii) any act of fraud or willful misconduct related to, arising out of, and/or connected with the Agreement by MTS, its directors, officers, agents or employees, or (iii) any claim for which Customer seeks indemnification pursuant to Section 15.

9.	CONFIDENTIALITY.

9.1	MTS Confidential Information. Customer represents that (i) the OnDemand System is covered by the patents and/or pending patent applications set forth on Exhibit 2 attached hereto, (ii) such patents and/or applications are either owned by, or licensed (with full right to sublicense hereunder) to, MTS, and (iii) MTS is the owner or licensee (with full right to sublicense hereunder) of the Technology, as defined in Section 8.1. Customer agrees that it will not take any action or knowingly assist others in any action that could constitute an infringement of any of these patents or any patent applications depending therefrom. Customer acknowledges that MTS may disclose such Technology and other confidential and proprietary information of MTS marked as “confidential” or “proprietary” to Customer or such other MTS information that should reasonably be understood, under the circumstances, to be confidential or proprietary (the “MTS Confidential Information”).

9.2	Customer Obligations. Customer agrees that it will not disclose any MTS Confidential Information it has received from, or has been given access to, by MTS, to any third parties, except to the extent such third parties have a need to know such MTS Confidential Information in order for Customer to maintain the OnDemand Systems in accordance with this Agreement; provided, however, Customer shall ensure that any third parties to whom Customer discloses any MTS Confidential Information shall have a legal duty to protect the MTS Confidential Information on terms at least as stringent as those set forth herein. Customer assumes full responsibility for the acts or omissions of its subcontractors and agents with respect to such MTS Confidential Information. In consideration of the disclosure to it by MTS of MTS Confidential Information, Customer shall keep the MTS Confidential Information confidential and only disclose the MTS Confidential Information to employees of Customer or Customer’s Affiliates who need to know it in order to use the OnDemand System (the “Purpose”). Customer shall use efforts at least equivalent to those used for its Customer Confidential Information (as hereinafter defined) to ensure that its and its Affiliates’ respective employees keep the MTS Confidential Information confidential in accordance with this Agreement. Customer’s obligations under this Agreement shall not extend to MTS Confidential Information that Customer can reasonably demonstrate (i) has ceased to be secret without breach hereof by Customer, (ii) was already in Customer’s possession prior to disclosure by MTS, or (iii) has been received from a third party, unless such third party acquired it from MTS and Customer was aware of such source. The obligations in this Section 9.2 shall not apply to the extent any MTS Confidential information is required to be disclosed by law or stock exchange rule. For the purpose of this Agreement, an “Affiliate” shall mean, with respect to any entity, any other entity that controls, is controlled by, or is under common control with, such entity.

9.3	Customer Confidential Information. MTS agrees that it will not disclose any Customer Confidential Information (as hereinafter defined) it has received from, or has been given access to, by Customer (or Customer’s Affiliates), to any third parties. MTS shall only disclose Customer’s Confidential Information to the employees of MTS (and MTS’s Affiliates) who need to know it in order to install and/or service the OnDemand System. MTS shall use efforts at least equivalent to those used for the MTS Confidential Information to ensure that its employees keep Customer Confidential Information confidential in accordance with this Agreement. MTS’s obligations under this Agreement shall not extend to Customer Confidential Information that MTS can reasonably demonstrate (i) has ceased to be secret without breach hereof by MTS, (ii) was already in MTS’s possession prior to disclosure by Customer, or (iii) has been received from a third party, unless such third party acquired it from Customer and MTS was aware of such source. The obligations in this Section 9.3 shall not apply to the extent any Customer Confidential Information is required to be disclosed by law or stock exchange rules. As used herein, “Customer Confidential Information” shall mean any Customer information marked as “confidential” or “proprietary” or Customer information that should reasonably be understood, under the circumstances, to be confidential or proprietary.

9.4	Public Disclosure. MTS and Customer shall agree with each other as to the form and substance of any press release or other public notice related to this Agreement or the transactions contemplated hereby, and shall consult with each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit MTS or Customer from making any disclosure which it deems necessary in light of applicable laws, regulations or stock exchange rules after the disclosing party provides advance notice to the other party with the opportunity to comment on such disclosure to the extent that such opportunity to comment does not unreasonably delay such required disclosure.

10.	LICENSED PRODUCTS.

10.1	Modifications. MTS may from time to time provide shuttle system components, software enhancements and software upgrades to Customer (“Upgrades”) in accordance with Addendum B. Any such Upgrades will be deemed to be part of the Licensed Products. The parties agree that the Licensed Products, and any and all U.S. and non-U.S. patents, applications, copyrights, and registrations for any of the foregoing related to, or useful in connection with, the Licensed Products and the Licensed Technology which are owned by MTS, are licensed to Customer in accordance with Section 10.2. Customer covenants that neither it nor its successors or assigns will alter or modify any Licensed Products except upon prior written notice to, and after receipt of express written consent from, MTS, which consent may be granted or withheld in the sole discretion of MTS.

10.2	License; Restrictions. MTS hereby grants to Customer a non-exclusive, non- transferable (except pursuant to Section 16.1) license to use, install, update, modify and improve the Licensed Products, any related documentation, the Licensed Technology, and any and all U.S. and non-U.S. patents, copyrights, or applications or registrations for any of the foregoing related to, or useful in connection with, such Licensed Products, related documentation or Licensed Technology for the use of Customer, Customer’s Affiliates, successors and assigns, with the OnDemand Systems and for the life of said OnDemand Systems. Without limiting the generality of this Section 10.2, Customer shall be entitled to make an unlimited number of backup copies of the Licensed Software provided that all of MTS’s copyright notices or other proprietary or restrictive legends or notices are reproduced on such copies. For avoidance of any doubt, subject to this Agreement including this Section 10, MTS shall, as between Customer and MTS, retain ownership in the Licensed Products and all intellectual property rights therein; and MTS reserves all rights regarding the creation, licensing, distribution, reproduction and creation of derivative works based on the Licensed Products. Further to the foregoing, Customer may, upon prior written notice to MTS, transfer, in whole, the license set forth in this Section 10.2 (a) to any of its Affiliates, or in connection with the sale or other transfer of all or substantially all of Customer’s related business assets, without MTS’s consent, or (b) in connection with Customer’s sale or transfer of the OnDemand System, provided that in each of (a) or (b), the transferee agrees in writing to be bound by the terms and conditions of this Agreement, and further provided that (1) Customer’s license is terminated and (2) MTS’s obligations to Customer are novated, in each case as of the effective date of such transfer. Except as permitted pursuant to the preceding sentence, Customer shall not deliver, distribute, sell, rent, lease or sublicense any Licensed Products to any third party for any purpose. Customer agrees and certifies that the Licensed Products and related documentation shall not be used in any manner or exported outside the United States, except as authorized in advance by MTS in writing and as permitted by the applicable laws and regulations of the United States. Except as expressly provided herein, Customer shall not, directly or indirectly, copy, modify, translate, reverse compile, disassemble, reverse engineer or otherwise determine or attempt to determine the source code of the Licensed Software or to create any derivative works based on the Licensed Software or documentation. Customer shall not have any rights to the Licensed Products other than the rights expressly and unambiguously set forth herein and all such rights are reserved by MTS.

11.	TERMINATION OF LICENSE TO LICENSED PRODUCTS.

11.1	Termination by MTS. MTS may, by notice in writing served on Customer, terminate this Agreement, including Customer’s license to use the Licensed Products and any associated intellectual property, if Customer is in material breach of any of the material terms of this Agreement, and such breach is not cured within thirty (30) days after Customer’s receipt of written notice thereof.

11.2	Termination by Customer. Customer may, by notice in writing served on MTS, terminate this Agreement if MTS is in material breach of any of the material terms of this Agreement (including without limitation, the delivery and installation obligations of MTS under this Agreement), and such breach is not cured within thirty (30) days after MTS’s receipt of written notice thereof. Customer may, by notice in writing served on MTS, terminate this Agreement within fifteen (15) days after the date Customer elects to reject any of the first five (5) ODE II Systems pursuant to Section 6.3. Not later than thirty (30) days following termination, in addition to all other remedies available to Customer under this Agreement, MTS shall promptly refund to Customer all Deposits and unpaid interest maintained in the segregated account.

11.3	Injunctive Relief. Customer agrees that in the event of Customer’s breach of the confidentiality obligations set forth in this Agreement or Customer’s violation of the terms of the license with respect to the Licensed Products, MTS will be irreparably harmed, the damages sustained by MTS will be difficult, if not impossible, to ascertain, and that MTS shall, therefore, be entitled to obtain injunctive relief to prevent any further violations without proof of actual damages or need to post bond. MTS agrees that in the event of MTS’s breach of the confidentiality obligations set forth in this Agreement, Customer will be irreparably harmed, the damages sustained by Customer will be difficult, if not impossible, to ascertain, and that Customer shall, therefore, be entitled to obtain injunctive relief to prevent any further violations without proof of actual damages or need to post bond.

11.4	Software Source Code. If MTS is in material breach of any of the maintenance and warranty services pursuant to Addendum B (after the expiration of any applicable cure periods) and such breach is reasonably related to Customer’s inability to operate the OnDemand System in accordance with this Agreement, or MTS otherwise ceases to sell and service the OnDemand System (or systems similar in function) and Customer is, at such time, in rightful possession of the OnDemand System and is not in material breach of this Agreement (after the expiration of any applicable cure periods) except for a material breach by Customer that is in response or related to a prior material breach of this Agreement by MTS, MTS shall provide Customer a license to use and maintain the Licensed Products solely for Customer’s internal business purposes. In addition, in such event, MTS shall provide Customer the source code for the Licensed Software and a license to use such source code solely in connection with the use and maintenance of Customer’s OnDemand System in accordance with the following sentence. Within thirty (30) days after the Acceptance of the first ODE II System , MTS shall escrow with a reputable escrow company reasonably acceptable to MTS and Customer, all source code and related documentation (including programmer’s notes, to the extent embedded in such source code) for the Licensed Software (the “Source Code”). The escrow agreement will provide for the release of the escrowed Licensed Software to Customer under the scenarios described in the first sentence of this Section 11.4 if Customer is then in rightful possession of the OnDemand System, and shall further provide that Customer and MTS shall share equally the fees associated with the initial establishment of the escrow and the annual beneficiary fees. MTS grants Customer a non-exclusive, non-transferable (except as provided in Section 16.1 below), limited license to use, modify and create derivative works based on the Source Code, in order to use, maintain and improve the Licensed Products solely for Customer’s internal business purposes. Customer covenants and agrees that it will not exercise its rights under the foregoing license until it obtains possession of the Source Code in accordance with the provisions of the escrow agreement described above.

12.	PAYMENTS. IF EITHER MTS OR CUSTOMER FAILS TO MAKE ANY PAYMENT UNDER THIS AGREEMENT BY THE DUE DATE (WITHOUT PREJUDICE TO ITS OTHER RIGHTS AND REMEDIES), THEN THE OTHER PARTY MAY CHARGE THE DELINQUENT PARTY INTEREST (BOTH BEFORE AND AFTER JUDGMENT) ON THE AMOUNT UNPAID, AT THE ANNUAL RATE OF SEVEN PERCENT (7%) OR THE MAXIMUM RATE PERMITTED BY LAW, WHICHEVER IS LESS, FROM TIME SUCH PAYMENT IS DUE UNTIL PAYMENT IS MADE IN FULL.

13.	TAXES. CUSTOMER SHALL BE RESPONSIBLE FOR ALL FEDERAL, STATE, PROVINCIAL, MUNICIPAL AND VALUE ADDED OR OTHER TAXES (EXCEPT FOR INCOME AND GROSS RECEIPTS BASED TAXES LEVIED IN LIEU OF INCOME TAXES) WHICH ARE NOW OR MAY HEREAFTER BE REQUIRED IN CONNECTION WITH OR IMPOSED UPON OR ARE IN RELATION TO THE PRICE PAYABLE IN CONNECTION WITH THE OWNERSHIP, LEASE, LICENSE, BAILMENT, RENTAL OR USE OF THE ONDEMAND SYSTEM OR ANY COMPONENT THEREOF.

14.	CUSTOMER RESPONSIBILITIES.

14.1	Site Preparation. Customer shall be responsible for all site preparation in accordance with Addendum D including, but not limited to, supplying electrical, compressed air, space, lighting, utilities, air conditioning and other environmental requirements for the OnDemand System. MTS will perform site surveys for Customer, provided that the first site survey will be performed at no cost to Omnicare and any fees and expenses incurred by MTS to travel to Customer sites in connection with future site surveys shall be paid for by Customer on an hourly basis at $[*] per hour plus any reasonable and necessary travel and lodging expenses. MTS will advise Customer in advance if additional site preparation is necessary to complete the installation of the OnDemand System. If it is necessary for MTS to engage in site preparation, Customer will pay MTS on an hourly basis at $[*] per hour plus any reasonable and necessary travel and lodging expenses for such site preparation. When MTS personnel shall be on Customer’s site, Customer shall also provide adequate working space within a reasonable distance of the OnDemand System.

14.2	Data Conversion. Customer shall be solely responsible for conversion of its current software data to the format required by the OnDemand System as described in the interface specifications provided in the documentation manual provided with the OnDemand System. If Customer requests that MTS provide data conversion services or to reprogram, modify or alter MTS’s standard interface software package so that it can operate with Customer’s existing computer system(s), Customer will be charged on a hourly basis at MTS’s then-current rates plus reasonable expenses for such programming services. In addition, in the event that Customer desires to make minor modifications to the standard OnDemand System interface, which include label layout and design, Customer will not incur any charges for such minor modifications for sixty (60) days after the completion of the training period specified in Addendum D. Thereafter, Customer will incur fees for any and all modifications to the OnDemand System software or the interface, including any label changes, at MTS’s then-current rates. MTS will advise Customer in advance if additional programming services are necessary to complete the initial installation of the OnDemand System.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

14.3	Phone Line. Customer shall maintain, at Customer’s cost, a high-speed data connection (or, if the parties mutually agree, a dedicated phone line) for any modem required by the OnDemand System per Addendum D.

14.4	Drug List. Within thirty (30) days after the Agreement Date (defined below), MTS and Customer will prepare a mutually agreeable list of drugs to be dispensed using the OnDemand System (the “Drug List”). The Drug List shall include information and specifications sufficient to permit dispensing through cassettes designed specifically to work with the OnDemand System. If necessary, Customer agrees to supply MTS with drug samples (up to 50/each drug) for calibration purposes. Customer may elect to provide MTS with information regarding Customer’s monthly medication usages and Customer’s filling patterns by day or week to allow optimization of the OnDemand System load balance. Customer may provide updated Drug Lists to MTS from time to time, and MTS shall recalibrate or provide additional cassettes (as necessary) in accordance with applicable terms set forth in Addendum A.

14.5	Inventory. Customer shall maintain an adequate inventory of medications to fill the cassettes and maintain ongoing OnDemand System operations. Customer hereby acknowledges that a change in generic supplier of a medication may require the re-calibration of a cassette or acquisition of a new cassette, resulting in a delay in use of such new supplier’s medication.

14.6	Training. Customer shall make the individuals specified in Addendum D available for OnDemand System training in accordance with Addendum D.

14.7	Staffing. Customer shall provide the staffing specified in Addendum D in connection with the installation, operation and maintenance of the OnDemand System.

14.8	Parallel Operation. Customer shall maintain the ability to run its existing packaging processes in parallel with the implementation of the OnDemand System (to accommodate Downtime, as defined in Addendum C, and other production interruptions) during the Acceptance Period. Customer acknowledges that the installation of the OnDemand System is complicated, entails an operational transition for Customer’s pharmacy and that Downtime, both scheduled and unscheduled, may occur.

14.9	Operation of OnDemand System. The OnDemand System is designed to meet the Performance Objectives and/or Performance Specifications provided that Customer operates the OnDemand System substantially in accordance with MTS specifications and procedures set forth in documentation provided to Customer by MTS which documentation is generally applicable to MTS customers.

15.	INDEMNIFICATION. MTS shall defend, indemnify and hold harmless Customer and its officers, directors, employees, shareholders, successors and assigns from and against any and all loss, damage, settlement or expense (including reasonable legal expenses), as incurred, resulting from or arising out of any claim of a third party which alleges that any Machine, Licensed Software, Licensed Technology, Licensed Products, or OnDemand System provided to Customer hereunder or the use thereof in accordance with this Agreement infringes upon, misappropriates or violates any patents, copyrights, trademarks or trade secret rights or other proprietary rights of such third party persons, firms or entities. As a condition to such defense and indemnification, Customer will provide MTS with reasonably prompt written notice of the claim and permit MTS to control the defense, settlement, adjustment or compromise of any such claim. Customer may employ counsel at its own expense (such expense not being indemnified by MTS) to participate with MTS with respect to the defense of any such claim); provided, however, that if such counsel is necessary because MTS does not assume control within a reasonable period following MTS’s receipt of notice of a claim, MTS will bear the reasonable expense of Customer’s counsel until MTS assumes control of such defense by written notice to Customer; provided that no settlement that imposes any liability or obligation on MTS shall be made by Customer without the prior written consent of MTS, which consent shall not be unreasonably withheld or delayed. If the use of any Machine, Licensed Software, Licensed Technology, Licensed Products, or OnDemand System is enjoined because such item is declared by a court of competent jurisdiction to infringe a valid patent or copyright or other intellectual property right, MTS shall obtain such licenses, or make such replacements or modifications, as are necessary to the continued use of the Machine, Licensed Software, Licensed Technology, Licensed Products, or OnDemand System without infringement and in compliance with the applicable Specifications. If MTS is unable to obtain such licenses, or make such replacements or modifications after using its best efforts to do so: (i) MTS may require Customer to return the infringing item for a full refund; and (ii) notwithstanding anything in this Agreement to the contrary (including the limitation on liability in Section 8.3), MTS shall also be liable to Customer for any special, indirect, exemplary or consequential losses or damages or for loss of profit, loss of business or similar losses or costs, expenses or other claims which arise from infringement of the Licensed Software, Licensed Technology, Licensed Products, or OnDemand System, to the extent a court of competent jurisdiction includes such damages in its order or as may otherwise agreed to by the parties in writing; provided, however, Customer will use commercially reasonable efforts to mitigate such damages. MTS shall have no obligation to Customer under this Section 15 to the extent the alleged infringement or violation is based upon: (a) Customer’s use of any Machine, Licensed Software, Licensed Technology, Licensed Products, or OnDemand System other than as authorized by MTS or in this Agreement or the documentation provided therewith; or (b) any material modification or alteration to or of any Machine, Licensed Software, Licensed Technology, Licensed Products, or OnDemand System or any creation of derivative works of such items, performed by anyone other than MTS or its subcontractors, agents or assignees; or (c) MTS’s compliance with Customer’s explicit designs, specifications or instructions with respect to the infringing Machine, Licensed Software, Licensed Technology, Licensed Products, or OnDemand System. The indemnity obligations of MTS under this Section shall be the sole and exclusive remedy of Customer with respect to third party infringement claims.

16.	GENERAL.

16.1	Assignment. This Agreement is binding on Customer, its successors and permitted assigns. Customer shall not assign any of its rights or obligations under this Agreement without MTS’s prior written consent, which shall not be unreasonably withheld or delayed; provided, however, that Customer may assign this Agreement to any of its Affiliates or in connection with the sale or other transfer of all or substantially all of Customer’s related business assets, provided that the transferee agrees in writing to be bound by the terms and conditions of this Agreement. This Agreement is binding on MTS, its successors and permitted assigns. MTS shall not assign any of its rights or obligations under this Agreement without Customer’s prior written consent, which shall not be unreasonably withheld or delayed; provided, however, that MTS may assign this Agreement to any of its Affiliates or in connection with the sale or other transfer of all or substantially all of MTS’s related business assets, provided that the transferee agrees in writing to be bound by the terms and conditions of this Agreement.

16.2	Modification. This Agreement may be modified only expressly and in writing signed by an authorized representative of each party.

16.3	Force Majeure. Performance by MTS or Customer of any obligation hereunder shall be excused if such failure to perform is caused by an act of God or other event or circumstance beyond MTS’s or Customer’s reasonable control including, without limitation, natural disasters, fires, floods, shortage of materials or transportation, government acts or acts of terrorism, and prompt notice thereof has been given to the other party. If MTS or Customer should fail to perform any obligation hereunder as a result of an event or circumstance beyond its control, it shall meet its obligations hereunder within a reasonable time after the cause of the failure has been removed.

16.4	Access. Customer grants MTS, its agents and employees a right to enter Customer’s premises where the OnDemand System is located or may be stored in order to inspect or provide service for the OnDemand System, or, where Customer’s right to possession has terminated, to recover the OnDemand System. Such access shall be during Customer’s normal business hours (in connection with routine maintenance and any removal of the OnDemand System) and at any time (in connection with emergency maintenance) and, except to the extent necessary to provide emergency maintenance services, on at least twenty-four (24) hours advance notice to Customer.

16.5	No Third Party Beneficiaries. This Agreement is entered solely by and between, and may be enforced only by, MTS and Customer and shall not be deemed to create any rights in or obligations to any third parties.

16.6	Location. Customer shall not change the location of any OnDemand System without the express written consent of MTS, which consent shall not be unreasonably withheld or delayed.

16.7	Notice. All notices, requests, demands, claims, and other communications under this Agreement will be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given when sent by overnight delivery service or facsimile (with confirmation of receipt), addressed to the intended recipient as set forth below:

If to MTS:
    Todd E. Siegel
    President and Chief Executive Officer
    MTS Medication Technologies, Inc.
    2003 Gandy Boulevard North, Suite 800
    St. Petersburg, Florida 33702
    Phone:  (727) 576-6311
Fax: (727) 573-0507

with a copy to: James M. Kunick Mayer Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, IL 60606 Phone: (312) 701-7857 Fax: (312) 706-8357

If to Customer:
    Patrick E. Keefe
    Executive Vice President and Chief Operating Officer
    Omnicare, Inc.
    1600 RiverCenter II, 100 East River Center Blvd.
    Covington, Kentucky 41011
    Phone:  (859) 392-3350
Fax: (859) 392-3360

and: General Counsel Omnicare, Inc. 1600 RiverCenter II, 100 East River Center Blvd. Covington, Kentucky 41011 Phone: (859) 392-3638 Fax: (859) 392-3503

with a copy to: David Gemunder, Esq. Shutts & Bowen, LLP 100 S. Ashley Street, Suite 1500 Tampa, Florida 33602 Phone: (813) 229-8900 Fax: (813) 229-8901

16.8	Entire Agreement. This Agreement (including its Addendums and schedules attached hereto) is the sole and complete statement of the rights and obligations of the parties hereto, and except as specifically set forth herein, supersedes all previous understandings, negotiations, letter of intent, proposals or orders pertaining to the OnDemand System.

16.9	Governing Law; Venue. This Agreement shall be performed and interpreted in accordance with the laws of the State of Florida without reference to its choice of law rules. Further, the parties hereby consent to the exclusive personal jurisdiction of the state and federal courts within Pinellas or Hillsborough County, Florida. In the event either party shall be required to take legal action to enforce this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and costs, including such fees and costs on appeal.

16.10	Term. This Agreement shall remain in full force and effect for the life of the Machines.

16.11	Survival. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

16.12	Severability. If any provision of this Agreement is deemed to be invalid or unenforceable or is prohibited by law, the remaining provisions shall be valid and binding as though such provision were not included.

16.13	No Waiver. No failure or delay by any party to exercise any right, power or remedy will operate as a waiver of it nor will any partial exercise preclude any further exercise of the same, or of some other right, power or remedy.

16.14	Construction. If there is any conflict or inconsistency between the provisions of this Agreement and any of its addenda, exhibits, schedules or other ancillary documents, the provisions of this Agreement shall control.

16.15	Public Disclosures. MTS and Customer shall agree with each other as to the form and substance of any press release or other public notice related to this Agreement or the transactions contemplated hereby, and shall consult with each other as to the form and substance of other public disclosures related to this Agreement or the transactions contemplated hereby.

[Signature page follows.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date written below (the latest such date, the “Agreement Date”):

MTS:	MTS MEDICATION TECHNOLOGIES, INC.	Customer:	OMNICARE, INC.
By:	/s/ Todd E. Siegel	By:	/s/ Mark G. Kobasuk
Name:	Todd E. Siegel	Name:	Mark G. Kobasuk
Title:	President and CEO	Title:	Vice President-General Counsel
Date:	May 7, 2007	Date:	May 7, 2007

EXHIBIT 1

LITIGATION

        MTS Medication Technologies, Inc. vs. QEM, Inc. and Jeffrey Johnsey - Case number 05-4426-CI-15. Filed in the Circuit Court of the Sixth Judicial Circuit Pinellas County, Florida. Dismissed without prejudice January 17, 2007.

EXHIBIT 2

U.S. PATENTS AND PATENT APPLICATIONS PENDING IN THE U.S. PTO AND COVERING THE ONDEMAND SYSTEMS

MTS Patents Issues

Patent Name	Patent Issue Number

Automated Solid Pharmaceutical Product Packaging Machine	7,185,476 B1

Compact Structure for Automatically Filling Solid Pharmaceutical Product Packages	6,925,774 B2

Automated Solid Pharmaceutical Packaging Machine Utilizing Robotic Drive	7,182,105 B1

MTS Pending Patents

Patent Name	Patent Issue Number

Automated Solid Pharmaceutical Product Packaging Machine	09/704,134

Automated Solid Pharmaceutical Product Packaging Machine	11/399,566

Automated Solid Pharmaceutical Product Packaging Machine	11/616,227

Automated Solid Pharmaceutical Packaging Machine Utilizing Robotic Drive	11/613,890

MTS Registered Trademarks

Trademark Name	Registration Number

OnDemand	2,789,198

MTS Pending Trademarks

Trademark Name	Serial Number

AccuFlex	78/813,706

ADDENDUM A

Pricing and Payment Terms

        This Addendum A is attached to and made a part of the MTS Sales and License Agreement by and between MTS Medication Technologies, Inc. and Omnicare, Inc. dated May 7, 2007 (the “Agreement”). Capitalized terms not otherwise defined in this Addendum A will have the meaning given in the Agreement.

I.	OnDemand Express II (“ODE II System”) – Sixteen (16) Units Each ODE II System consists of:

1.	ODE II Machine Description

•	2 carousals each containing 150 cassettes for a total of 300 calibrated cassettes

•	Server and required computer hardware

•	Operating Manuals

•	8-station Rotary Packaging System

•	Conveyor –Stacker

•	1 Label Printer/Applicator with Barcode Reader

•	Vacuum system

•	Workstation PC

2.	ODE II Vision System Description (optional)

•	Optional Vision System — will identify size and color (except white tablets of similar size of product and blister content. Notwithstanding anything in this Agreement to the contrary, Customer, in its sole discretion, may elect (i) not to buy the ODE II Vision System from MTS, and (ii) to purchase a vision inspection system from a vendor other than MTS (a “Third-Party Vision System”). If Customer elects to purchase and integrate a Third-Party Vision System into the OnDemand System, such system may be integrated within the OnDemand System’s Machine either before (space allowing) or after the card is sealed. MTS shall work with Customer, without charge, for up to fifty (50) hours of engineering time to integrate the Third-Party Vision System into the OnDemand Systems. Customer will be charged at the rate of $[*] per hour for engineering over fifty (50) hours and $[*] per hour for any programming required. Following Customer’s selection of a Third-Party Vision System, MTS shall not thereafter, without the express written consent of Customer, integrate or resell to any other party (including working as a partner, developer or any such associated relationship with the manufacturer or reseller of the Third-Party Vision System) the Third-Party Vision System, either independently or in combination with any MTS system, unless such system is generally available to MTS’s other customers, competitive industry machine manufacturers or drug repackaging companies.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.	Licensed Products

Licensed Technology

•	2 linear robotic pick-and-place servo drives

•	8 cassette motor bases attached to X - Y actuators

•	8 variable diameter upper delivery trays positioned below X - Y actuators and cassette motor bases

•	8 variable diameter lower delivery trays positioned below upper delivery trays

•	2 Z actuator and variable diameter transfer trays positioned below delivery trays

•	A two-stationed MedLoad station with two variable diameter delivery trays mounted on two two-position rotary cam

Licensed Software

Consists of the object code versions of the software programs titled “OnDemand®Software” described in the specifications provided with such software (“Software Specifications”) and additional software programs, if necessary and provided by Licensor hereunder, to perform the functions set forth in the Software Specifications.

Installation and Training

Customer shall pay MTS’s Dead Net Costs (as defined below) for rendering the installation and training services in accordance with Addendum D. “Dead Net Costs”are defined to be the hourly base wage plus benefits MTS pays to each employee for each hour such employee is utilized in the on-site installation and training which the parties agree shall be equal to $[*] per hour plus any reasonable and necessary travel and lodging expenses incurred by such employees; provided, however, Dead Net Costs shall not include any overhead or indirect expenses of MTS. If MTS uses a third party to install the OnDemand System, the hourly charge will be $[*] per hour plus any reasonable and necessary travel and lodging expenses incurred by such third party employee.

Annual Maintenance

$[*] per year for each ODE II System during the Initial Maintenance Term, payable pursuant to Section 3(a) of Addendum B.

II.	OnDemand AccuFlex – Eight (8) Units (“AccuFlex System”).

Each unit consists of:

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.	Machine Description

•	1 Fanuc Robotic Arm with 130-Cassette Coliseum (with 121 active cassettes)

•	Server and required computer hardware

•	UPS

•	Operating Manuals

•	Manual sealing station

•	Label Printer/Applicator with Conveyor and Barcode Reader

•	Workstation PC

•	Components for a 30/31 single dose punch card

2.	Licensed Products

Licensed Technology

•	2 independent X - Y actuators

•	2 delivery trays each attached to an X — Y actuator

•	2 delivery trays positioned below X — Y actuators

•	Z actuator and transfer tray positioned below delivery trays

Licensed Software

Consists of the object code versions of the software programs titled “OnDemand®Software” described in the Software Specifications.

Installation and Training

Customer shall pay MTS’s Dead Net Costs (as defined below) for rendering the installation and training services in accordance with Addendum D. “Dead Net Costs”are defined to be the hourly base wage plus benefits MTS pays to each employee for each hour such employee is utilized in the on-site installation and training which the parties agree shall be equal to $[*] per hour plus any reasonable and necessary travel and lodging expenses incurred by such employees; provided, however, Dead Net Costs shall not include any overhead or indirect expenses of MTS. If MTS uses a third party to install the OnDemand System, the hourly charge will be $[*] per hour plus any reasonable and necessary travel and lodging expenses incurred by such third party employee.

Annual Maintenance

$[*] per year for each AccuFlex System during the Initial Maintenance Term, payable pursuant to Section 3(a) of Addendum B.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

III.	Pricing and Payment Terms

1.	Pricing

[*].

MTS will use its commercially reasonable efforts to minimize the costs associated with the production of each ODE II System taking into consideration the quality standards set forth in this Agreement.

On or before the commencement of the Acceptance Period for each ODE II System, MTS shall provide Customer with a detailed cost analysis that sets forth the Direct Costs (as defined below) of each ODE II System (such cost analysis shall include MTS’s work papers and the underlying source materials, including its invoices and the invoices of its equipment subcontractor as provided to MTS, utilized in calculating the Direct Costs) and its calculation of the ODE Per Unit Price for such ODE II System. For each ODE II System, the “Direct Costs” as used herein, means the sum of the dead net costs of: (1) MTS’s subcontracted manufacturing with [*], Inc. (or another subcontractor agreed to in advance by Customer); plus (2) MTS’s direct material costs, less related contractual allowances, credits and other adjustments incurred in the production of each such ODE II System (and excluding all MTS labor, overhead costs, non-recurring engineering and any other costs).

During the Acceptance Period, Customer shall review MTS’s calculation of the Direct Costs and Customer shall, upon written notice to MTS prior to the end of each Acceptance Period, have the right, in its sole discretion, to elect to cause (directly or through its outside accountants) a review and audit (at MTS’s offices), of all of the pertinent portions of relevant financial, accounting and other books and business records of MTS which are directly related to the Direct Costs and which Customer (or its accountants) believes are reasonably necessary in order to calculate and verify MTS’s calculation of the Direct Costs (a “Cost Review”). Promptly following the conclusion of a Cost Review, Customer, in conjunction with its accountant, shall prepare and present to MTS its computation of the Direct Costs for the applicable ODE II System. MTS shall have the right to review the work papers of Customer and its accountant utilized in its calculation of the Direct Costs for such ODE II System for the purpose of verifying the accuracy of such calculation. MTS shall notify Customer of any dispute with Customer’s calculation of the Direct Costs promptly, but not more than fifteen (15) business days after its receipt by MTS. Failure to give such timely dispute notice shall constitute acceptance and approval of Customer’s calculation of the Direct Costs and shall be final and binding upon the parties hereto. Customer’s failure to send timely notice to MTS prior to the end of each Acceptance Period requesting a Cost Review shall constitute acceptance and approval of MTS’s calculation of the Direct Costs and shall be final and binding upon the parties hereto. If the parties cannot agree on the calculation of the Direct Costs for such ODE II System within twenty (20) days after Customer provides its calculation of Direct Cost to MTS, the parties shall submit the dispute to a mutually acceptable, independent “Big Four” accounting firm, whose determination shall be binding on the parties. The fees of such accounting firm shall be divided equally between Customer and MTS.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

[*]

[*]

Additional Cassettes

Additional cassettes can be purchased for $[*].

Cassette Recalibration

For 30 days from the date of installation, cassettes can be recalibrated for $[*]. From day 31 to 180 days from date of installation, cassettes can be recalibrated for $[*]. Thereafter, the price will be $[*], subject to future price adjustments agreed to by both parties.

Credits of MTS-350™ Machines

For MTS-350 machines at least two (2) years old but less than three (3) years old and in a condition acceptable to MTS, MTS will repurchase said machine at 30% of its original purchase price. MTS-350 machines at least one (1) year old but less than two years old and in a condition acceptable to MTS will be repurchased at 40% of its original purchase price, and MTS-350 machines one year old or less and in a condition acceptable to MTS will be repurchased at 50% of its original purchase price. This provision will terminate upon the Acceptance of the last OnDemand System purchased under this Agreement.

Disposable Pricing

The price that Customer shall pay MTS for punch cards, blisters, labels, ribbons and other consumables (collectively, “Disposables”) is set forth on Schedule 1 to this Addendum A. The prices on Schedule 1 will remain in effect until April 1, 2008 and will increase [*]% per year thereafter unless the increase in the cost of MTS’s raw materials (paper and plastic) exceeds 4%, in which case the pricing increase will be [*]%. Customer will be responsible for freight charges FOB St. Petersburg, Florida. Rebates will continue at the current rate of $[*] per [*] items ordered.

Freight

Customer shall be responsible for freight charges and the cost of insurance for the delivery of the OnDemand System and any components thereof, which will be shipped to Customer F.O.B. shipping point. The estimated freight charges are $[*] — $[*]. MTS will advise Customer if actual charges will be materially different from the estimated charges.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE 1

Disposable Pricing

MTS Disposables Pricing

	(1)	(2)	(4)
Card and Blister Prices
	Item Number	Item Description	Do Not Reflect Rebate $[*]

1	315-09	Omnicare 30 O/B 9in (Teal)	$[*]
2	201-10	Blisters 32 Unit Dose Medium Nesting	$[*]
3	315-17	Omnicare Select Seal Cards 30 O/B 9in (Teal)	$[*]
4	200-28	Blisters 30 9in (Medium)	$[*]
5	202-28OV	Blisters 30 9in (Med Oval) OnDemand	$[*]
6	200-27	Blisters 30 9in (Small)	$[*]
7	200-31	Blisters 31 9in (Small)	$[*]
8	300-07	MTS Cards 30 O/B 9in	$[*]
9	300-25	MTS Cards 31 O/B 9in	$[*]
10	315-02	Omnicare OnDemand Cards 30 O/b 9in	$[*]
11	201-13	Blisters 32 Unit Dose Large Nesting	$[*]
12	200-30	Blisters 30 9in (Large Oval)	$[*]
13	203-31	Blisters North 30/31 Medium Amber 9in	$[*]
14	200-32	Blisters 31 9in (Medium)	$[*]
15	300-05A	MTS OnDemand Cards 30 O/B 9in	$[*]
16	315-07	Omnicare/JCAHO Select Seal 30 O/B 9in	$[*]
17	201-11	Blisters 32 Unit Dose Medium Nesting	$[*]
18	315-28	Omnicare Minnesota Select Seal 32 O/B	$[*]
19	315-10	MTS Select Seal Cards 32 O/B 9 in	$[*]
20	203-30	Blisters North 30/31 Small Amber 9in	$[*]
21	200-34	BLISTERS 31 9in (LARGE OVAL)	$[*]
22	300-15	MTS SELECT SEAL CARDS 32 O/B 9in	$[*]
23	300-39	MTS P/S 30 O/B 9in (M2/250 PK)	$[*]
24	300-28	BLANK CARDS 30 O/B 9in	$[*]
25	201-16	BLISTERS 32 UNIT DOSE LARGE AMBER NESTING	$[*]
26	315-18	OMNICARE SELECT SEAL CARDS 31 O/B 9in (TEAL)	$[*]
27	200-22	BLISTERS MINI 30 DOSE (BLUE)	$[*]
28	300-16	MTS CARDS 31 (#1) O/B 9in	$[*]
29	300-67	MTS MINI 30 PUNCH CARD	$[*]
30	200-29	BLISTERS 30 9in (LARGE)	$[*]

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule 1-1

	(1)	(2)	(4)
Card and Blister Prices
	Item Number	Item Description	Do Not Reflect Rebate $[*]

31	300-13	MTS SELECT SEAL CARDS 30 O/B 9in	$[*]
32	201-13-30DOSE	BLISTERS 30 UNIT DOSE LARGE NESTING	$[*]
33	354-13	NEIGHBORCARE SELECT SEAL CARDS 30 O/B 9m Item No Longer Used	$[*]
34	201-10-30DOSE	BLISTERS 30 UNIT DOSE SMALL NESTING	$[*]
35	203-33	BLISTERS NORTH 30/31 OVAL AMBER 9in	$[*]
36	315-08	OMNICARE/JCAHO (RED) SELECT SEAL 30 O/B 9in	$[*]
37	200-32OV	BLISTERS 31 9in (MEDIUM OVAL)	$[*]
38	315-09-B30MOV	OMNICARE 30 1-PC. PUNCH / MEDIUM OVAL BLISTER CARD	$[*]
39	315-09-B30SOV	OMNICARE 30 1-PC.PUNCH/SMALL OVAL BLISTER CARD	$[*]
40	300-14	MTS SELECT SEAL CARDS 31 O/B 9in	$[*]
41	315-05	OMNICARE P/S MED CARD 30 (W/O FOIL)	$[*]
42	315-11	OMNICARE 32 O/B 9in (TEAL)	$[*]
43	200-33	BLISTERS 31 9in (LARGE)	$[*]
44	201-1 1-30DOSE	BLISTERS 30 UNIT DOSE MEDIUM NESTING	$[*]
45	339-15	NEIGHBORCARE 30 O/B 9in No Longer In Use	$[*]
46	201-13XL	BLISTERS 32 UNIT DOSE EXTRA LARGE	$[*]
47	204-08	OPTIPAK 8/16 DOSE BLISTER	$[*]
48	300-17	MTS PLUS PAK 31 O/B 9in	$[*]
49	300-61	MTS RED CARDS 30 T/D 9in	$[*]
50	301-09	OPTIPAK PRN 8/16 DOSE TRI-FOLD H/S CARD	$[*]
51	315-09-B30OV	OMNICARE 30 1-PC. PUNCH / OVAL BLISTER CARD	$[*]
52	200-60	BLISTERS 60 9in	$[*]
53	200-19	BLISTERS 31 9in (PLUS PAK)	$[*]
54	200-25	Not Applicable	$[*]
55	302-14	MTS CARDS S-31 O/B 9in	$[*]
56	200-17	BLISTERS 28 9in (LARGE)	$[*]
57	200-23	BLISTERS 60/62 9in	$[*]
58	201-13-31 DOSE	BUSTERS 31 UNIT DOSE LARGE NESTING	$[*]
59	203-32	BLISTERS NORTH 30/31 LARGE AMBER 9in	$[*]
60	300-09	MTS CARDS 60 O/B 9in	$[*]
61	300-19	MTS 14 DAY CARD (3 7/16in X 9in)	$[*]
62	315-13	OMNICARE 62 O/B 9in (TEAL)	$[*]
63	670-06	PATIENT DIVIDER CARDS 9.5in EACH	$[*]
64	200-36	BLISTERS 32 9in (MEDIUM)	$[*]
65	300-43	MTS MORNING CARDS 31 (#1) O/B 9in	$[*]
66	300-11	MTS CARDS 90 O/B 9in	$[*]
67	300-46	MTS BEDTIME CARDS 31 (#1) O/B 9in	$[*]
68	300-45	MTS EVENING CARDS 31 (#1) O/B 9in	$[*]
69	300-73	MTS/MED CARD 30	$[*]
70	300-37	MTS COMPLIANCE CARDS 28 O/B 9in	$[*]
71	315-06	OMNICARE/HEARTLAND P/S MED CARD 31 (W/O FOIL)	$[*]
72	315-12	OMNICARE 60 O/B 9in (TEAL)	$[*]
73	315-14	OMNICARE 90 O/B 9in (TEAL)	$[*]

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule 1-2

	(1)	(2)	(4)
Card and Blister Prices
	Item Number	Item Description	Do Not Reflect Rebate $[*]

74	670-01	PRODUCT INVENTORY CARDS	$[*]
75	671-01	OPTIPAK TRAY (LARGE) 5.500inW X 3in D X 8.500inL	$[*]
76	200-46	BLISTERS 28 9in (5/8in TRI-FOLD/250 PK)	$[*]
77	301 -21	MTS TRI-FOLD MULTIDOSE CARD 10in (28)	$[*]
78	680-11	THERMAL TRANSFER LIDDING STOCK (6in/l,000)	$[*]
79	301-B1	Not Applicable	$[*]
80	680-10	PERF. LIDDING STOCK (6in/l,000)	$[*]
81	W-B4	Not Applicable	$[*]
82	301-B5	Not Applicable	$[*]
83	200-24	BLISTERS 90 9in	$[*]
84	Labels	Omnicare - AJ	$[*]
85	Labels	Omnicare - Lodi	$[*]
86	Labels	Omnicare of Connecticut	$[*]
87	Labels	Omnicare of Northern Illinois	$[*]
88	Labels	Roeschen’s Omnicare Pharmacy	$[*]
21	Total (including all 83 SKUs):

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule 1-3

ADDENDUM B

Maintenance Terms and Conditions

        This Addendum B is attached to and made a part of the MTS Sales and License Agreement by and between MTS Medication Technologies, Inc. and Omnicare, Inc. dated May 7, 2007 (the “Agreement”). Capitalized terms not otherwise defined in this Addendum B will have the meaning given in the Agreement.

1.	OnDemand System Maintenance Services.

a.	Warranty of Maintenance Services. MTS warrants that during the Initial Maintenance Term and each Renewal Maintenance Term (as such terms are defined below), (i) each respective OnDemand System shall operate in accordance with the Material Specifications (as defined below) applicable to such system, including (a) the documentation provided to Customer by MTS at the time of delivery, and (b) each of the performance objectives specified in Addendum C applicable to such system (the “Performance Specifications”) ((a) and (b) collectively, the “Specifications”), (ii) each respective OnDemand System (including non-consumable components and parts) shall remain fully serviceable and continue to operate in accordance with the Material Specifications, and (iii) MTS will render its maintenance services hereunder in a good and workmanlike manner. In addition, MTS shall provide preventative maintenance to maintain the Machines and Licensed Technology in good operating condition so that they operate in accordance with all applicable Material Specifications, including preventative maintenance provided on a regularly scheduled monthly basis during hours to be agreed on by the parties. If, during the Initial Maintenance Term or any Renewal Maintenance Term, the warranty set forth in this Section 1(a) is not satisfied by MTS, Customer’s exclusive remedy and MTS’s sole obligation shall be to perform remedial maintenance services in accordance with this Addendum B to modify, repair or replace the non-conforming OnDemand System (including its non-consumable components and parts) so that it operates in accordance with all applicable Material Specifications. Any claim by Customer under the warranty provided in this Addendum B must be delivered to MTS in writing as soon as reasonably possible; provided, however, Customer’s failure to deliver a claim as soon as reasonably possible shall not relieve MTS of its warranty and maintenance obligations. In any event, all such claims must be submitted to MTS prior to the later of the expiration or termination of the Initial Maintenance Term or a Renewal Maintenance Term, as applicable. In order to provide warranty or other service, Customer will allow MTS and its authorized service provider access to the OnDemand System. If MTS complies with its obligations set forth in Section l(a). it shall have no further liability for a breach of such warranties in respect of the OnDemand System. For purposes of this Agreement, “Material Specifications” means (a) if a Specification is specifically quantifiable or objective, then MTS shall be required to fully and completely meet such Specification, and (b) if a Specification is not specifically quantifiable or objective, then for all other Specifications, MTS shall be required to meet such Specification in all material respects.

b.	Requests For Maintenance Services. MTS will use commercially reasonable efforts to respond to Customer’s requests for maintenance services: (i) by telephone within two (2) hours of MTS’s receipt of Customer’s initial request for maintenance services, or (ii) if MTS reasonably determines that on-site service is required, have service technicians at Customer’s location within four (4) hours of MTS’s initiating the call to deploy onsite service. MTS agrees to make maintenance services available on a twenty-four (24) hours per day basis, with the understanding that Customer’s production facilities will be running three (3) shifts per day. MTS shall deliver to Customer a recommended maintenance schedule (i.e. weekly, monthly, quarterly) detailing the maintenance needs of each OnDemand system.

c.	Access to the OnDemand Systems. In order to provide maintenance services, Customer will allow MTS and its authorized service providers access to the OnDemand Systems. Customer agrees to provide MTS with sufficient support and test time on the OnDemand Systems to identify and duplicate any defect or error, verify the source or nature of the defect or error, and verify that the defect or error has been corrected.

d.	Exclusions From Warranted Maintenance Services. The maintenance services that MTS is required to provide and warrant pursuant to this Addendum B does not include maintenance services or other support to the extent such services are required as a result of any of the following; provided, however, to the extent Customer requests, MTS agrees to provide repairs, services, parts, accessories or supplies at MTS’s then-current rates plus reasonable expenses as agreed to by the parties:

i.	Customer’s error, neglect, or abuse in the use or operation of the OnDemand System; Customer’s use of the OnDemand System for a purpose other than the purpose for which it was designed; Customer’s failure to provide proper electrical power, air conditioning, dry compressed air, vacuum and humidity control; Customer’s failure to maintain the OnDemand System in accordance with the reasonable, routine maintenance requirements set forth in any manuals covering the OnDemand System provided to Customer from time to time; Customer’s use of disposable supplies (e.g., punch cards, blisters, labels and ribbons) with the OnDemand System other than the Disposables unless (1) the required supply of Disposables is not reasonably available to Customer, or (2) MTS has reasonably determined that there are quality issues with the Disposables; or

ii.	Repair or service made or attempted by any parties (other than MTS or its authorized service provider) without MTS’s prior written consent, which shall not be unreasonably withheld or delayed; or

iii.	Machine alterations (other than alterations made by or for MTS) which shall include, but not be limited to, any deviations from the original physical, mechanical or electrical design of the Machine; or

iv.	Attachments to the OnDemand System (other than attachments made by or for MTS), such as devices or software programs which MTS has not specifically designated as compatible with the OnDemand System, but which are nevertheless mechanically, electrically or electronically connected to the OnDemand System; or

v.	Repair or damage caused by accidents or disasters (other than accidents directly and proximately caused by MTS or its authorized agents), including, but not limited to, fire, flood, water, wind, lightening and termination or surge in electrical current; or

vi.	Relocations or attempts to relocate or move the OnDemand System to a new site not supervised or authorized in writing in advance by MTS, which shall not be unreasonably withheld or delayed.

e.	Additional Exclusions From Maintenance. Maintenance and support services provided under this Addendum B do not include the following:

i.	Furnishing frequently replaced supplies (including Disposables), accessories and items; painting, refinishing or refurbishing the OnDemand System or furnishing material therefore; inspecting alterations to the Machine not made by MTS or its authorized service provider; making specification changes to the OnDemand System; performing services in connection with relocating the Machine; or adding or removing accessories, attachments or other devices to the OnDemand System; or

ii.	Electrical work external to the Machine; maintenance of accessories, alterations, attachments or other devices not furnished by MTS; or

iii.	Repair service, replacement of parts or repetitive service calls due to wear or malfunction caused by fluids or operational supplies used by or with the Machine other than fluids or operational supplies provided or approved by MTS or its authorized service provider; or

iv.	Service on the interface hardware attached to the Machine, such as emulation boards, modems, connector boxes and other communications equipment not provided or authorized by MTS; or

v.	Modifications to drug cassettes or the Drug List requested by Customer or required by a change of drug manufacturer or drug specifications.

2.	Licensed Software Upgrades And Enhancements; New Technology.

a.	MTS may, from time to time, in its sole discretion, modify, upgrade or enhance any version(s) of the Licensed Software for the purpose of allowing the OnDemand System to perform new or substantially different functions, to increase the capacity of the Licensed Software to process information, or any other reason deemed necessary or appropriate by MTS (each such modified, upgraded or enhanced version, a “Release”). Any Release that MTS makes generally available to all MTS end users will be made available at the same time to Customer (i) at no additional cost to Customer during the Initial Maintenance Term and any Renewal Maintenance Term (as defined in Section 4(a)) that, pursuant to Section 3(a), Customer is paying an annual maintenance fee or (ii) for a commercially reasonable fee during any Renewal Maintenance Term that Customer, pursuant to Section 3(a), is paying for maintenance on a time and materials basis. In addition, MTS may introduce other new technology with substantially new functionality (each such new technology or new functionality an “Improvement”), and Customer as well as MTS’s other customers will, for a commercially reasonable fee, have the option to purchase or license such Improvement. (An example of such new technology could include a vision identification system.)

b.	Any Release or Improvement, when delivered, shall become part of the Licensed Software or Licensed Technology (as applicable), shall be maintained in accordance with this Addendum B, and shall otherwise be subject to all of the terms of the Agreement.

c.	MTS will continue to provide maintenance services on Customer’s current Release of the Licensed Software should Customer elect not to purchase an Improvement as long as such Improvement is not required by MTS to be purchased because of changes in technology that affect MTS’s ability to provide maintenance services for the OnDemand System. (For example, if a database provider went out of business or stopped supporting the current version of database software and MTS selected a new database provider that required an update to hardware and software licenses and additional software, MTS would require Customer to pay the cost of such Improvement in order to continue to provide maintenance service for the OnDemand System.

d.	In order to satisfy any obligation hereunder, MTS may, with Customer’s agreement, send Customer a single copy in magnetic form of any modification, upgrade, enhancement, error correction, bug fix or Release to the Licensed Software, together with instructions for Customer’s installation and implementation thereof.

e.	Any new Release or Improvement made to the Licensed Software or the OnDemand System, including all intellectual property rights therein or associated therewith, made or provided by MTS or its authorized service provider, whether alone or with any contribution from Customer or its personnel, shall be owned exclusively by MTS. To the extent Customer or its personnel may acquire any right, title or interest therein or thereto by operation of law, Customer hereby irrevocably assigns all such right, title and interest exclusively to MTS. Customer shall maintain and enforce agreements and policies with its personnel sufficient to give effect to the provisions of this Section 2(e).

3.	Maintenance Fees And Charges.

a.	On the date of Acceptance for each OnDemand System, Customer shall commence paying MTS the maintenance fee designated in Addendum A in equal monthly, quarterly or annual installments, at Customer’s election, except as specified in Sections 3(b) and 3(e) below. During any Renewal Maintenance Term (as defined in Section 4(a)), the maintenance fee shall be mutually agreed upon by the parties. If Customer and MTS cannot agree on the maintenance fee for any Renewal Maintenance Term, MTS shall perform the services specified in this Addendum B (subject to the terms and conditions specified in the Agreement and this Addendum B) on a time and materials basis at MTS’s then-current hourly rates. During any Renewal Maintenance Term, Customer is not required to utilize the maintenance services of MTS and Customer can elect to perform such services internally or through other third parties subject to the following: in the event that Customer elects to perform any maintenance services internally, or has such services performed through a third party, and in either case such election is not authorized in writing in advance by MTS, which authorization for routine maintenance shall not be unreasonably withheld or delayed, (i) all warranties in this Agreement shall be voided and hereinafter invalid, (ii) MTS shall have no liability or obligations whatsoever, in each case with respect to any OnDemand Systems on or for which such maintenance services have been performed, and (iii) such OnDemand Systems shall thereinafter be deemed to have been provided on AS-IS basis, without warranty of any kind, unless otherwise expressly agreed in writing by MTS .

b.	MTS shall invoice Customer (i) in advance for maintenance fees during the Initial Maintenance Term and any Renewal Maintenance Term for which the parties agree on a maintenance fee, and (ii) within thirty (30) days after the end of each month during any Renewal Maintenance Term for which Customer will be charged on a time and materials basis.

c.	Maintenance fees do not include, and Customer specifically assumes the cost of, the following:

i.	Disposables, drugs and cleaning supplies;

ii.	re-training of Customer or third party personnel or training of new Customer or third party personnel (after initial installation/implementation training) by MTS to operate the OnDemand System;

iii.	installation or moving of any component of the OnDemand System;

iv.	shipping fees;

v.	any repair or maintenance services not expressly included in this Addendum B or any services specified in this Addendum B as being excluded from the maintenance services;

vi.	back-up or restoration of Customer data, information or computer programs, whether or not used in conjunction with the OnDemand System, except if the data loss is caused by an error of the OnDemand System;

vii.	specific requests by Customer for maintenance outside the scope of this Addendum B; and

viii.	recalibration of drug cassettes.

d.	In addition to the maintenance fee and all other fees for services, Customer shall be invoiced for and pay all applicable sales and use taxes on all services, repair and replacement parts, and supplies furnished under this Addendum B.

e.	To the extent Customer requests, MTS agrees to provide repairs, services, parts, accessories or supplies other than those expressly specified as services and materials to be provided by MTS pursuant to this Addendum B, and MTS shall charge Customer, and Customer shall pay, MTS’s then-current rates plus reasonable expenses as agreed to by the parties.

f.	Customer shall pay all invoiced amounts under this Addendum B within forty-five (45) days of the applicable invoice date. Any late payments shall be subject to interest charges in accordance with Section 12 of the Agreement.

g.	MTS may suspend services following thirty (30) days’ written notice to Customer if payment of fees due and owing pursuant to this Addendum B is not received by MTS when due.

h.	MTS may, at its option, revise its maintenance fees by providing Customer sixty (60) days’ written notice prior to the start of the Renewal Maintenance Term for which the revised maintenance fees shall apply, provided that the amount of any single annual increase in such fees shall not exceed five percent (5%) of the previous year’s maintenance fees. Notwithstanding the foregoing, after the Initial Maintenance Term (as hereinafter defined), MTS may increase Customer’s maintenance fees by more than five percent (5%) of the previous year’s maintenance fees, but not to exceed ten percent (10%) thereof, in any given year if MTS reasonably determines that such increase is warranted due to substantial increases in MTS’s labor and/or materials charges. MTS shall provide Customer documentation in reasonable detail to substantiate such increases.

4.	Term And Termination.

a.	MTS shall provide maintenance services for each OnDemand System in accordance with this Addendum B starting on the Acceptance Date for each OnDemand System and continuing in effect for three (3) years (the “Initial Maintenance Term”) from such Acceptance Date, and thereafter shall automatically renew, either (i) on the then-current terms of this Agreement or (ii) on a time and materials basis pursuant to Section 3(a), for successive additional terms of one (1) year each (each, a “Renewal Maintenance Term”), unless terminated as provided herein.

b.	Termination of Customer’s license to the Licensed Products under Section 11.1 or termination under Section 11.2 of the Agreement shall automatically terminate this Addendum B. MTS may terminate this Addendum B by giving thirty (30) days’ written notice of termination to Customer upon the occurrence of any of the following events:

i.	Customer defaults in the performance of any material requirement or obligation created by this Addendum B or the Agreement, including Customer’s use of Disposables other than the Disposables provided by MTS (unless such use is authorized in writing by MTS or because (1) the required supply of Disposables is not reasonably available to Customer or (2) MTS has determined that there are quality issues with the Disposables), and such default continues for a period of thirty (30) days after written notice of such default is received by Customer;

ii.	Customer fails to make any payment to MTS within forty-five (45) days of its due date, whether under this Addendum B or the Agreement, and such default continues for a period of thirty (30) days after written notice of such default is received by Customer;

iii.	Customer ceases doing business;

iv.	Customer is the subject of any state or federal bankruptcy, insolvency or similar proceeding, becomes insolvent or makes an assignment for the benefit of creditors;

v.	a receiver is appointed for a substantial part of Customer’s assets;

vi.	Customer becomes unable to pay its debts as they become due; or

vii.	any action is taken toward the liquidation or winding up of Customer’s business.

c.	Customer may terminate this Addendum B at any time by giving MTS thirty (30) days’ advance written notice of termination upon the occurrence of any of the following events:

i.	MTS defaults in the performance of any material requirement or obligation created by this Addendum B or the Agreement), and such default continues for a period of thirty (30) days after written notice of such default is received by MTS;

ii.	MTS ceases doing business;

iii.	MTS is the subject of any state or federal bankruptcy, insolvency or similar proceeding, becomes insolvent or makes an assignment for the benefit of creditors;

iv.	a receiver is appointed for a substantial part of MTS’s assets; or

v.	any action is taken toward the liquidation or winding up of MTS’s business.

d.	Termination of this Addendum B shall not release Customer from any obligation to pay MTS any amount that has accrued or become payable at or prior to the date of termination or release MTS from any obligation to pay Customer any amount that has accrued or become payable at or prior to the date of termination.

ADDENDUM C

Performance Objectives and Specifications

        This Addendum C is attached to and made a part of the Sales and License Agreement by and between MTS Medication Technologies, Inc. and Omnicare, Inc. dated May 7, 2007 (the "Agreement"). Capitalized terms not otherwise defined in this Addendum C will have the meaning given in the Agreement.

1)	Production Rates. Other than during Downtime (as defined in Section 2 below) and to the extent not adversely affected by Human Factors (as defined in Section 3 below), the ODE II System will accurately fill, seal, and label at least [*] dose packages per minute. The ODE II System’s output will be at the Run Rate of at least [*] cards per eight (8) hour shift when the system is filling from all zones and the AccuFlex System will accurately fill, seal, and label at least [*] dose packages per minute. The AccuFlex System’s output will be at the Run Rate of at least [*] cards per eight (8) hour shift when the system is filling from all zones. During the Acceptance Period, Customer and MTS will identify performance tolerances for the ODE II System’s output which shall be utilized for determining Acceptance and included in the Specifications. The Run Rate (as hereinafter defined) shall be calculated as follows:

“Run Rate” is defined as the rate equal to Cards Per Minute multiplied by 480 minutes per eight (8) hour shift, where “Cards Per Minute” is defined as the total number of cards produced by the OnDemand System out of all zones during a measured period of time, divided by the number of minutes in such measurement period that the OnDemand System is operating and producing cards, minus the number of minutes of Downtime during such measurement period.

2)	Downtime. During the Acceptance Period, total Downtime should not exceed [*] of the total production time scheduled during the Acceptance Period. Total Downtime over any four (4) month period after the Acceptance Period should not exceed [*] of total production time scheduled over any such four (4) month period. As used herein, “Downtime” shall mean any period of time, other than routine or scheduled maintenance, that the OnDemand System is not available or not operating substantially in accordance with the Specifications due to mechanical or electrical failures, or software errors and not Human Factors.

3)	“Human Factors” are defined as Customer issues, out of MTS’s control, with respect to the operation of the OnDemand System that effect productivity and include, but are not limited to, the following:

i.	Maintaining adequate levels of trained staff to operate the OnDemand System. Operators are diligently engaged in production activities and operating the machine.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

C-1

ii.	Maintaining adequate drug inventory both in bulk stock and in the rotary cassettes of the OnDemand System.

iii.	Managing the OnDemand System operating functions in accordance with operator handbook and established pharmacy procedures.

iv.	Making minor operator adjustments to card and blister pull stations, label applicator and conveyor stacker.

v.	Maintaining card and blister and label inventory levels and proper management of stacker.

vi.	Ensuring appropriate prescription batching and cassette placement to manage load balance. Optimum Run Rate can only be achieved when all eight (8) zones are filling simultaneously for the ODE II System or two (2) zones for the AccuFlex System.

vii.	Troubleshooting and recovering from minor errors, such as missed card, blister, label, etc.

viii.	Maintaining the correct drug in the correct cassette.

ix.	Maintaining the correct cassette in the correct location in the OnDemand System.

x.	Placing only clean and unbroken drugs into the rotary cassettes. Optimum Run Rates cannot be achieved if cassettes are not operating in accordance with specifications or are jamming or timing-out due to drug product issues.

xi.	Having an adequate number of cassettes available for production (minimum of 300 for the ODE II System, 130 for the AccuFlex System).

4)	Other Requirements.

The formatting of the patient labels that will be printed and applied by the ODE II System and the AccuFlex System will need to be customized in order to meet each pharmacy’s and the applicable State Board of Pharmacy’s requirements, MTS shall provide, at no additional cost to Customer, the necessary resources required to configure and format the patient labels based on the requirements of the site. Customer will provide an example to MTS thirty (30) days in advance of the shipment of the OnDemand Systems. After Acceptance of the OnDemand System, services for configuring and/or formatting patient labels will be charged on an hourly basis at MTS’s then-current rate for programming services.

C-2

ADDENDUM D

Installation and Training

        This Addendum D is attached to and made a part of the Sales and License Agreement by and between MTS Medication Technologies, Inc. and Omnicare, Inc. dated May 7, 2007 (the "Agreement"). Capitalized terms not otherwise defined in this Addendum D will have the meaning given in the Agreement.

ODE II SYSTEM

1.	FACILITY REQUIREMENTS

a)	MTS personnel will perform a complete site survey to determine appropriate space availability, recommended modifications and utility installation requirements. MTS personnel will return to the site at least one week prior to installation to ensure that the location is ready for install.

b)	Customer must provide a minimum 20’ x 30’ clear space with minimum of 9’ ceiling available for the ODE II System. This will only provide clear space around this Machine. Additional work space must be large enough for a desktop computer, report printer and secondary label printer. This area must also be large enough to maintain inventory and perform maintenance on dispensing cassettes. Additional space will be required to provide storage of materials and finished goods. Space requirements will be fully identified in the site survey.

c)	Installation will require some carpentry, plumbing and electrical modification by Customer at Customer’s expense to accommodate the ODE II System. (Customer will need a 72” W x 96” H opening for ingress of this Machine.) These requirements will be fully outlined in the site survey.

d)	The area around the ODE II System must be air conditioned and maintained at a temperature not to exceed 25°C.

e)	Customer will need a utility room or an area away from the ODE II System to install the air compressor (supplied by Customer) and a vacuum pump (supplied by MTS). Utility room requirements will be fully outlined in the site survey; however, the following describes some of the general requirements for this area:

i.	The utility room or area needs to be at least eight feet (8’) by eight feet (8’) in size.

ii.	The utility room or area will need to be well ventilated.

f)	Power connections for the utility room and the ODE II System will be fully outlined in the site survey. Your facility will require the services of a licensed electrical contractor in order to complete the following:

i.	Utility Room Minimum Power Requirements:

•	240 VAC, 40 amp, single phase, disconnect box mounted to the wall for the air compressor.

•	240 VAC, 20 amp, single phase, disconnect box mounted to the wall for the vacuum pump

•	Motor Starter with Thermal Overload Protection mounted in the utility room for the vacuum pump.

ii.	ODE II System Minimum Power Requirements:

•	208/240 VAC, 120 amp, single phase, receptacle mounted within ten feet (10’) of the ODE II System.

•	120 VAC, 20 amp receptacle for computer and off-line printer

g)	Air compressor details will be fully outlined in the site survey. Your facility will require the services of a licensed plumbing contractor in order to complete the following. The air compressor operational requirements are 20 CFM @ 100 PSI. MTS air compressor recommendation is as follows.

i.	The air compressor MUST have a refrigerated filter/dryer and a regulator (usually supplied with the air compressor).

ii.	Customer MUST perform a weekly maintenance check on this unit including draining the moisture from the air supply tank. MTS recommends that Customer have an automatic drain valve installed for this purpose. A five-eights inch (5/8”) or larger hard copper air supply line must be run from the air compressor location to the ODE II System location.

h)	Vacuum Pump Details. Your facility will require the services of a licensed plumbing contractor in order to complete the following:

i.	MTS will supply the vacuum pump.

ii.	A five-eights (5/8”) or larger hard copper vacuum supply line must be run from the vacuum pump location to the ODE II System location.

i)	Your compressor installer/plumber and electrician are responsible for making purchase recommendations to assure compliance with local building and electrical codes.

j)	System Communication Details. The ODE II System requires the following data connections:

i.	A dedicated high-speed data connection to the ODE II System,

ii.	An interface connection to the pharmacy network.

2.	INSTALLATION

a)	Upon arrival at facility, Customer will make available, appropriate equipment for unloading, movement and placement of the Machine in its proper location. MTS personnel will be on site to assist. Equipment details will be fully outlined in the site survey.

b)	If Customer does not have unloading equipment, such as an adequate size fork lift, MTS will contract with a local rigging service to unload and place the Machine in its proper location.

c)	MTS personnel will connect the Machine to Customer supplied utilities as described in the facility requirements and site survey.

d)	Customer will supply a designated maintenance person to be present throughout the installation process.

e)	Each ODE II System set-up will require 3 to 5 days to complete.

3.	TRAINING

a)	Training is anticipated to require 2 to 3 weeks to complete:

i.	During the first week, training will include system security, cassette inventory and maintenance (this will take 3 to 4 days depending on the size of the formulary), card, blister and label inventory and general operation.

ii.	During the second week, training will include, daily operation, report generation, system cleaning and general maintenance.

iii.	System reviews will be covered if after the second week of training it is determined that a third week of training is required.

iv.	MTS will conduct four, 4 hour web-based classes a year for Customer’s personnel to ensure that Customer’s personnel can remain fully trained and current on the operation of the ODE II System.

v.	MTS will monitor ODE II System uptime and report such statistics to Customer on a monthly basis.

b)	Personnel.

i.	Pharmacy manager for detailed overview

ii.	One pharmacist per shift

iii.	Two technicians per shift

iv.	One person designated to perform routine maintenance

v.	IS system manager responsible for managing interface and pharmacy data.

c)	Topics to be covered in training.

i.	Detailed operation of system components including user interface software, pharmacy system interface, system security, inventory management, prescription selection process, packaging machine operation, cassette system operation, label printer/applicator/stacker system.

ii.	General maintenance and troubleshooting

iii.	Emergency support procedures

4.	STAFFING

a)	Two dedicated technicians per shift for routine operation. MTS is available to assist Customer with appropriate job descriptions and evaluation forms to help ensure the successful hiring or assignment of personnel; provided that the decision to hire and assign such personnel is solely Customer’s responsibility.

b)	Available persons designated for routine maintenance and minor adjustments/troubleshooting

c)	A pharmacist responsible for managing assigned responsibilities, such as inventory control.

5.	TRAINING COMMITMENT

The selection of personnel is a key element for a successful implementation of the ODE II System. Customer’s identification of the proper personnel to operate the equipment is crucial. It is imperative that the personnel who will be operating the equipment are fully available and will provide the necessary dedicated time learning the operation of this Machine. Customer is responsible for identifying and assigning interested and qualified employees within the Customer organization who will ensure efficient operations of the ODE II System. MTS will provide to management a list of recommended skill sets for use in selecting a successful ODE II System operator. The Customer site manager must also be involved in the installation, in-service training and ongoing review of the ODE II System’s output. In order to fully realize the ODE II System’s benefits, Customer hereby agrees as follows:

a)	Customer will review employee qualifications to ensure, to the best of its ability, that appropriately qualified employees are matched to ODE II System operating responsibilities.

b)	Customer specifically agrees that if the key designated person(s), identified to be trained in the operation of the ODE II System are not fully available at the time of in-service training, then MTS, in its sole and reasonable discretion, may determine that an effective in-service training was not able to be provided, and Customer will be responsible for the in-service training expenses of $800 per MTS representative per day plus reasonable travel expenses.

c)	MTS will reschedule a new installation and training date when Customer has provided MTS with assurances that the proper personnel will be available. In the event that the personnel are not available for any future scheduled in-service training, then Customer agrees to pay expenses as outlined in section 5(b) above.

ACCUFLEX SYSTEM

1.	Facility Requirements

a)	MTS personnel will perform a complete site survey to determine appropriate space availability, recommended modifications and utility service requirements. MTS personnel will return to the site at least one week prior to installation to ensure that the location is ready for install.

b)	Customer must provide a minimum 15 ft. x 15 ft clear space with minimum of 8’ ceiling available for the AccuFlex System. This will only provide clear space around this Machine. Additional space will be required to provide storage of materials and finished goods. Space requirements will be identified in the site survey.

c)	Site preparation may require some carpentry, plumbing and electrical modification by Customer at Customer’s expense to accommodate the AccuFlex System. (Customer will need a 64” W x 84” H opening for ingress of this Machine.) These requirements will be outlined in the site survey.

d)	Area must be air conditioned and maintained at a temperature not to exceed 25°C (77 degrees Fahrenheit).

e)	Customer will need a utility room or an area away from the AccuFlex System to install the Air Compressor (supplied by the Customer). Utility room requirements will be outlined in the site survey; provided, however some of the following describes some of the general requirements for this area:

i.	The utility room or area needs to be at least eight feet (8’) by eight feet (8’) in size.

ii.	The utility Room or area will need to be well ventilated.

f)	Power Connections for the utility room and the AccuFlex System will be outlined in the site survey. Your facility will require the services of a licensed electrical contractor in order to complete the following:

i.	Utility Room Minimum Power Requirements:

•	A 240 VAC, 40 amp, single-phase, disconnect box mounted to the wall near the air compressor.”

ii.	AccuFlex System Minimum Power Requirements:

•	A 208/230-volt, 3-wire, 60 amp, single-phase power disconnect box mounted within ten feet (10’) of the AccuFlex System. (Your electrician will be able to determine if your building uses 208V or 230V service.)

g)	Air compressor details will be outlined in the site survey. Your facility will require the services of a licensed plumbing contractor in order to complete the following. The air compressor operational requirements are 15 CFM @ 100 PSI. MTS’s air compressor recommendation is as follows:

i.	The air compressor MUST have a refrigerated air dryer and regulator/filter. An 110 VAC, 20 amp outlet is required for the dryer.

ii.	Additional required items include ball valve, flexible metal hose (1/2” by 12”), startup kit and anti-vibration pads.

iii.	Customer MUST perform a weekly maintenance check on this unit including draining the moisture from the air supply tank. MTS recommends that the Customer have an automatic drain valve installed for this purpose. A five-eights inch (5/8”) or larger hard copper air supply line must be run from the air compressor location to the AccuFlex System location.

h)	Your compressor installer/plumber and electrician are responsible for making purchase recommendations to assure compliance with local building and electrical codes.

i)	System Communication Details. The AccuFlex System requires the following data connections:

i.	A dedicated high-speed data connection to the AccuFlex System,

ii.	A network connection to the pharmacy operating system.

2.	Staffing Requirements

a)	Two dedicated technicians per shift for routine operation. MTS is available to assist Customer with appropriate job descriptions and evaluation forms to help facilitate the successful hiring or assignment of personnel.

b)	Available technicians designated for routine maintenance and minor adjustments/troubleshooting

c)	A pharmacist responsible for managing assigned responsibilities, such as inventory control.

3.	Training Commitment

The selection of personnel is a key element for a successful implementation of the AccuFlex System. Assigning the proper personnel to operate the AccuFlex System is crucial. It is imperative that management dedicates personnel and uninterrupted training time for the duration of the training process.”

Customer is responsible for identifying and assigning interested and qualified employees within the organization who will ensure efficient operations of the AccuFlex System. The site manager must also be involved in the installation, in-service training and ongoing review of this Machine’s output. In order to fully realize the AccuFlex System’s benefits, Customer hereby agrees as follows:

a)	Customer will review employee qualifications to ensure, to the best of its ability, that appropriately qualified employees are matched to AccuFlex System operating responsibilities.

b)	The Customer specifically agrees that if the key designated person(s), identified to be trained in the operation of the AccuFlex System are not fully available at the time of in-service training, then MTS, in its sole and reasonable discretion, may determine that an effective in-service training was not able to be provided, and the Customer will be responsible for the in-service training expenses at $800 per MTS representative per day plus travel expenses.

c)	MTS will reschedule a new installation and training date when the Customer has provided MTS with assurances that the proper personnel will be available. In the event that the personnel are not available for any future scheduled in-service training, then the Customer agrees to pay expenses as outlined in Section 3(b) above.

4.	Training

a)	Training is anticipated to require 2 weeks to complete:

i.	During the first week, training will include system security, cassette inventory and maintenance (this will take 3 to 4 days depending on the size of the formulary), card, blister and label inventory and general operation.

ii.	During the second week, training will include, daily operation, report generation, system cleaning and general maintenance.

iii.	System reviews will be covered if after the second week of training it is determined that a third week of training is required.

b)	Personnel

i.	Pharmacy manager for detailed overview

ii.	One pharmacist per shift

iii.	Two technicians per shift

iv.	One technician designated to perform routine maintenance

v.	IS system manager responsible for managing interface and pharmacy data.

c)	Topics to be covered in training

i.	Detailed operation of system components including user interface software, pharmacy system interface, system security, inventory management, prescription selection process, packaging machine operation, cassette system operation, label printer/applicator/stacker system.

ii.	General maintenance and troubleshooting.

d)	Emergency support procedures

ADDENDUM E

Delivery Schedule

        This Addendum E is attached to and made a part of the Sales and License Agreement by and between MTS Medication Technologies, Inc. and Omnicare, Inc. dated May 7, 2007 (the "Agreement"). Capitalized terms not otherwise defined in this Addendum E will have the meaning given in the Agreement.

1.	ODE II Systems

Hub	ODE II Delivery Dates

[*]	Week of 6/4/2007

Hub 2	Week of 9/10/2007

Hub 3	Week of 10/1/2007

Hub 4	Week of 10/22/2007

Hub 5	Week of 11/12/2007

Hub 6	Week of 1/14/2008

Hub 7	Week of 2/4/2008

Hub 8	Week of 2/25/2008

Hub 9	Week of 3/17/2008

Hub 10	Week of 4/7/2008

Hub 11	Week of 4/28/2008

Hub 12	Week of 5/19/2008

Hub 13	Week of 6/9/2008

Hub 14	Week of 6/23/2008

Hub 15	Week of 7/7/2008

Hub 16	Week of 7/21/2008

2.	AccuFlex Systems

Hub	AccuFlex Delivery Dates

[*]	8/6/2007

Hub 2	9/24/2007

Hub 3	11/28/2007

Hub 4	1/21/2008

Hub 5	3/10/2008

Hub 6	4/20/2008

Hub 7	6/16/2008

Hub 8	7/26/2008

E-1

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.